Exhibit 11.1

                             EVEREST RE GROUP, LTD.
          (Successor Registrant of Everest Reinsurance Holdings, Inc.)
              COMPUTATION OF EARNINGS PER SHARE For The Years Ended
                        December 31, 2000, 1999 and 1998
                             (Dollars in thousands)
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                                          Years Ended December 31,
                                -------------------------------------------
                                   2000            1999            1998
                                -----------     -----------     -----------
Net Income (Numerator)          $   186,379     $   158,061     $   165,197

Weighted average common
 and effect of dilutive
 shares used in the
 computation of net income
 per share:
 Average shares outstanding
  - basic (denominator)          45,873,232      48,508,815      50,374,329
 Effect of dilutive shares:
  Options outstanding               471,951         176,542         287,298
  Options exercised                  12,780             253             739
  Options cancelled                     540             135           2,632
                                -----------     -----------     -----------
 Average share outstanding
  - diluted (denominator)        46,358,503      48,685,745      50,664,998

Net Income per common share:
 Basic                          $      4.06     $      3.26     $      3.28
 Diluted                        $      4.02     $      3.25     $      3.26

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